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                                                                    EXHIBIT b(4)

                            Amendment to the By-Laws
                                       of
              Warburg, Pincus New York Intermediate Municipal Fund

Pursuant to Article VIII of the By-Laws of Warburg, Pincus New York Intermediate Municipal Fund, the name has changed to Credit Suisse Warburg Pincus New York Intermediate Municipal Fund.


Dated the 7th day of March, 2001